EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 23, 2026

To the Benefits Administration Committee

BMO Financial Corp.

We consent to the incorporation by reference in Registration Statement No. 333-177579 of Bank of Montreal on Form S-8 of our report dated June 20, 2025, appearing in this Annual Report on Form 11-K of the BMO 401(k) Savings Plan as of, and for the year ended, December 31, 2024.

/s/ GJC CPA’S & ADVISORS

Chicago, Illinois